Exhibit 99.1

NEWS RELEASE

For further information, contact:	Paul A. Bragg – Chairman and Chief Executive Officer
(281) 404-4700

VANTAGE DRILLING COMPANY ANNOUNCES CLOSING OF OFFERING OF

$135.0 MILLION OF 13 1 /2% SENIOR SECURED NOTES DUE 2013 BY ITS SUBSIDIARY P2021 RIG CO.

HOUSTON, TX, December 23, 2009 – Vantage Drilling Company (“Vantage”) (NYSE Amex: VTG.U) (NYSE Amex: VTG) (NYSE Amex: VTG.WS) announced today that its wholly-owned subsidiary P2021 Rig Co. (the “Issuer”) has closed its offering of $135.0 million aggregate principal amount of 13 1/2% Senior Secured Notes due 2013. The notes were issued at a price equal to 97.000% of their face value, and are fully and unconditionally guaranteed, on a senior secured basis, by Vantage and any of Vantage’s or the Issuer’s future restricted subsidiaries. The Issuer expects to use the net proceeds from this offering to fund the remaining construction payment for the Topaz Driller, an ultra-premium jackup rig, and for general corporate purposes.

The notes have not been, and will not be, registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. The notes may be resold by the initial purchasers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About the Company

Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of nine owned and managed drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as Vantage’s intent to use the net proceeds of the private placement to fund the construction payment for the Topaz Driller. These forward-looking statements are based on current expectations, estimates and projections about Vantage, Vantage’s industry, management’s beliefs and certain assumptions made by management. Whenever possible, Vantage has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of Vantage may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, Vantage also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here.